Exhibit 99.1

Solaris Oilfield Infrastructure Announces Fourth Quarter and Full Year 2023 Results and Announces Continued Shareholder Returns for First Quarter 2024

Fourth Quarter 2023 Summary Results and Shareholder Return Highlights

●	Revenue of $63 million

●	Net income of $7 million, or $0.14 per diluted Class A share; Adjusted pro forma net income of $7 million, or $0.15 per fully diluted share

●	Adjusted EBITDA of $21 million

●	Generated $24 million of cash flow from operations and $16 million in free cash flow; reduced borrowings outstanding on the credit facility by $7 million

●	Returned a total of $47 million to shareholders in 2023 through share repurchases and dividends

●	Solaris’ fourth quarter 2023 dividend of $0.12 per share, which was paid on December 11, 2023, was a 9% increase from the prior quarter and represented Solaris’ third per-share dividend raise since initiation in 2018

●	Approved first quarter 2024 dividend of $0.12 per share on February 19, 2024, to be paid on March 21, 2024, which, once paid, will represent Solaris’ 22nd consecutive dividend

●	Repurchased approximately 85,000 shares for $0.7 million during the fourth quarter of 2023; from January 19, 2024 to February 9, 2024, repurchased an additional 1.1 million shares for approximately $8 million

HOUSTON, Texas, February 26, 2024 — (BUSINESS WIRE) — Solaris Oilfield Infrastructure, Inc. (NYSE:SOI) (“Solaris” or the “Company”), today announced fourth quarter and full year 2023 financial and operational results.

“2023 was a strong year for Solaris on multiple fronts. We generated positive free cash flow, raised our dividend per share twice, returned $47 million to shareholders through dividends and share repurchases and grew Adjusted EBITDA by 15% from the prior year as we built a fleet of new equipment and deployed more Solaris systems on the well sites we service,” Chairman and Chief Executive Officer Bill Zartler commented.

“Looking to 2024, we expect to generate significantly higher free cash flow as we harvest cash from the organic investments we made over the last couple of years. We believe this additional cash flow should support continued shareholder returns and maintain our healthy balance sheet, while creating optionality in our long-term strategy for capital allocation, including organic and inorganic investments.”

Shareholder Returns

On October 25, 2023, Solaris’ Board of Directors approved a cash dividend of $0.12 per share of Class A common stock, which was paid on December 11, 2023 to holders of record as of December 1, 2023, and a distribution of $0.12 per unit for holders of units in Solaris Oilfield Infrastructure, LLC (“Solaris LLC,” and such holders “Solaris LLC Unitholders”), subject to the same payment and record date, or approximately $5 million in aggregate to shareholders. This represented a 9% raise in Solaris’ per-share dividend as compared to the third quarter of 2023 and the third dividend raise in Solaris’ history since initiation in 2018.

On February 19, 2024, Solaris’s Board of Directors approved a first quarter 2024 cash dividend of $0.12 per share of Class A common stock, to be paid on March 21, 2024 to holders of record as of March 11, 2024, and a distribution of $0.12 per unit to Solaris LLC Unitholders, which is subject to the same payment and record dates, or approximately $5 million in aggregate to shareholders.

Solaris repurchased 85,278 shares during the fourth quarter of 2023 for $0.7 million. From January 19, 2024 to February 9, 2024, Solaris repurchased an additional 1.1 million shares for approximately $8.1 million. Approximately $15 million remains in the current share repurchase authorization. Since initiating the repurchase authorization in the first quarter of 2023, Solaris has repurchased a total of 4.3 million shares of Class A common stock.

Pro forma for the announced first quarter 2024 dividend and share repurchases to date, Solaris has returned approximately $172 million cumulatively to shareholders through dividends and share repurchases since 2018, of which $47 million was returned in 2023. These shareholder returns also reflect a 20% increase in Solaris’ dividend per share since initiation and an approximately 9% net reduction in total shares outstanding over the last five years.

Free Cash Flow, Capital Expenditures and Liquidity

Free cash flow (defined as net cash provided by operating activities less investment in property, plant and equipment) after asset disposals was positive $16 million in the fourth quarter of 2023, including a working capital source of $4 million and capital expenditures of $7 million.

Capital expenditures in the fourth quarter of 2023 were approximately $7 million, down over 50% from the third quarter of 2023, and were primarily related to manufacturing of top fill systems. Capital expenditures for full year 2023 were $64 million and Solaris expects full year 2024 capital expenditures to be less than $15 million, an approximately 75% year over year reduction.

As of December 31, 2023, Solaris had $6 million of cash on the balance sheet. Solaris reduced net borrowings on the credit facility by $7 million and ended the fourth quarter of 2023 with $30 million in borrowings outstanding and $47 million of liquidity. Net debt (defined as total debt outstanding less cash) at the end of the fourth quarter of 2023 declined to $24 million compared to $34 million at the end of the third quarter of 2023.

Fourth Quarter 2023 Financial Review

Net income was $7 million, or $0.14 per diluted Class A share, for fourth quarter 2023, compared to third quarter 2023 net income of $8 million, or $0.16 per diluted Class A share, and fourth quarter 2022 net income of $8 million, or $0.15 per diluted Class A share. Adjusted pro forma net income for fourth quarter 2023 was $7 million, or $0.15 per fully diluted share, compared to third quarter 2023 adjusted pro forma net income of $9 million, or $0.19 per fully diluted share, and fourth quarter 2022 adjusted pro forma net income of $10 million, or $0.22 per fully diluted share.

Revenue was $63 million for fourth quarter 2023, which was down 9% from third quarter 2023 and down 25% from fourth quarter 2022. Adjusted EBITDA for fourth quarter 2023 was $21 million, which was down 9% from third quarter 2023 and down 7% from fourth quarter 2022. The sequential decrease in revenue was driven by decreases in lower-margin ancillary last mile logistics services activity and frac crews followed. The sequential decrease in Adjusted EBITDA was impacted by the decline in Solaris system deployments related to fewer frac crews followed, as the average industry frac crew count softened into the end of 2023.

During the fourth quarter of 2023, Solaris earned revenue on 103 fully utilized systems, which includes sand systems, top fill systems and AutoBlend™ systems. Total fully utilized systems were down 5% from third quarter 2023 and down 6% from fourth quarter 2022. Solaris followed an average of 64 industry frac crews on a fully utilized basis in the fourth quarter of 2023, which was down 4% from 67 frac crews followed in the third quarter of 2023.

See “About Non-GAAP Measures” below for additional detail and reconciliations of GAAP to non-GAAP measures in the accompanying financial tables.

Full Year 2023 Financial Review

Net income was $39 million, or $0.78 per diluted Class A share, for full year 2023, compared to 2022 net income of $34 million, or $0.64 per diluted Class A share. Adjusted pro forma net income for full year 2023 was $37 million, or $0.83 per fully diluted share, compared to 2022 adjusted pro forma net income of $36 million, or $0.76 per fully diluted share.

Revenue was $293 million for full year 2023, which was down 8% from 2022. Adjusted EBITDA for full year 2023 was $97 million, which was up 15% from 2022. The sequential decrease in revenue was driven by a decrease in lower-margin ancillary last mile logistics services activity, partially offset by an increase in Solaris system deployments. The higher system deployments drove the sequential increase in Adjusted EBITDA.

Conference Call

Solaris will host a conference call to discuss its results for fourth quarter and full year 2023 on Tuesday, February 27, 2024 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). To join the conference call from within the United States, participants may dial (844) 413-3978, or for participants outside of the United States (412) 317-6594. Participants should ask the operator to join the Solaris Oilfield Infrastructure, Inc. call. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investor Relations section of the Company’s website at http://www.solarisoilfield.com.

An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. It can be accessed by dialing (877) 344-7529 within the United States or (412) 317-0088 outside of the United States. The conference call replay access code is 8480084. The replay will also be available in the Investor Relations section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About Non-GAAP Measures

In addition to financial results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), this news release presents non-GAAP financial measures. Management believes that adjusted net income, adjusted diluted earnings per share, and Adjusted EBITDA provide useful information to investors regarding the Company’s financial condition and results of operations because they reflect the core operating results of our businesses and help facilitate comparisons of operating performance across periods. Although management believes the aforementioned non-GAAP financial measures are good tools for internal use and the investment community in evaluating Solaris’ overall financial performance, the foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying financial tables.

About Solaris Oilfield Infrastructure, Inc.

Solaris Oilfield Infrastructure, Inc. (NYSE:SOI) provides mobile equipment that drives supply chain and execution efficiencies in the completion of oil and natural gas wells. Solaris’ patented systems are deployed across oil and natural gas basins in the United States. Additional information is available on our website, www.solarisoilfield.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of forward-looking statements include, but are not limited to, our business strategy, our industry, our future profitability, the volatility in global oil markets, expected capital expenditures and the impact of such expenditures on performance, management changes, current and potential future long-term contracts, our future business and financial performance and our results of operations, and the other risks discussed in Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 to be filed with the U.S. Securities Exchange Commission subsequent to the issuance of this communication. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to the factors discussed or referenced in our filings made from time to time with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

SOLARIS OILFIELD INFRASTRUCTURE, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2023	2022	2023	2023	2022

Revenue	60,069	77,658	63,147	269,474	300,000
Revenue - related parties	3,278	6,396	6,529	23,473	20,005
Total revenue	63,347	84,054	69,676	292,947	320,005

Operating costs and expenses:
Cost of services (excluding depreciation and amortization)	36,870	56,696	42,102	177,847	219,775
Depreciation and amortization	9,518	8,657	9,179	36,185	30,433
Property tax contingency (1)	—	—	—	—	3,072
Selling, general and administrative	7,229	5,873	6,359	26,951	23,074
Impairment of fixed assets	—	—	1,423	1,423	—
Other operating expense, net (2)	489	2,746	613	639	1,847
Total operating costs and expenses	54,106	73,972	59,676	243,045	278,201
Operating income	9,241	10,082	10,000	49,902	41,804
Interest expense, net	(912)	(181)	(1,057)	(3,307)	(489)
Total other expense	(912)	(181)	(1,057)	(3,307)	(489)
Income before income tax expense	8,329	9,901	8,943	46,595	41,315
Provision for income taxes	1,370	1,913	1,305	7,820	7,803
Net income	6,959	7,988	7,638	38,775	33,512
Less: net income related to non-controlling interests	(2,658)	(3,192)	(2,704)	(14,439)	(12,354)
Net income attributable to Solaris Oilfield Infrastructure, Inc.	$4,301	$4,796	$4,934	$24,336	$21,158

Earnings per share of Class A common stock - basic	$0.14	$0.15	$0.16	$0.78	$0.64
Earnings per share of Class A common stock - diluted	$0.14	$0.15	$0.16	$0.78	$0.64

Basic weighted average shares of Class A common stock outstanding	29,024	31,640	29,025	29,693	31,479
Diluted weighted average shares of Class A common stock outstanding	29,024	31,640	29,025	29,693	31,479

1)	Property tax contingency represents a reserve related to an unfavorable Texas District Court ruling related to prior period property taxes. The ruling is currently under appeal and we anticipate a ruling to be delivered sometime in the first half of 2024.
2)	Other expense includes the sale or disposal of assets, insurance gains, credit losses or recoveries, severance costs, and other settlements.

SOLARIS OILFIELD INFRASTRUCTURE, INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)

	December 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$5,833	$8,835
Accounts receivable, net of allowances of $104 and $385, respectively	44,916	64,543
Accounts receivable - related party	2,378	4,925
Prepaid expenses and other current assets	4,342	5,151
Inventories	6,672	5,289
Assets held for sale	3,000	—
Total current assets	67,141	88,743
Property, plant and equipment, net	325,121	298,160
Non-current inventories	1,593	1,569
Non-current receivables, net of allowance of $862	1,663	—
Operating lease right-of-use assets	10,721	4,033
Goodwill	13,004	13,004
Intangible assets, net	702	1,429
Deferred tax assets	48,010	55,370
Other assets	342	268
Total assets	$468,297	$462,576
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$12,654	$25,934
Accrued liabilities	20,292	25,252
Current portion of payables related to Tax Receivable Agreement	—	1,092
Current portion of operating lease liabilities	1,385	917
Current portion of finance lease liabilities	2,462	1,924
Other current liabilities	408	790
Total current liabilities	37,201	55,909
Operating lease liabilities, net of current	11,541	6,212
Borrowings under the credit agreement	30,000	8,000
Finance lease liabilities, net of current	2,401	3,429
Payables related to Tax Receivable Agreement	71,530	71,530
Other long-term liabilities	44	367
Total liabilities	152,717	145,447
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.01 par value, 600,000 shares authorized, 28,967 shares issued and outstanding as of December 31, 2023 and 31,641 shares issued and outstanding as of December 31, 2022	290	317
Class B common stock, $0.00 par value, 180,000 shares authorized, 13,674 shares issued and outstanding as of December 31, 2023 and December 31, 2022	—	—
Additional paid-in capital	188,379	202,551
Retained earnings	17,314	12,847
Total stockholders' equity attributable to Solaris and members' equity	205,983	215,715
Non-controlling interest	109,597	101,414
Total stockholders' equity	315,580	317,129
Total liabilities and stockholders' equity	$468,297	$462,576

SOLARIS OILFIELD INFRASTRUCTURE, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,		Three Months Ended December 31,
	2023	2022	2023
Cash flows from operating activities:
Net income	$38,775	$33,512	$6,959
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,185	30,433	9,518
Impairment of fixed assets	1,423	—	—
Loss on disposal of asset	603	3,707	(1)
Stock-based compensation	7,741	6,092	1,911
Amortization of debt issuance costs	158	159	44
Allowance for credit losses	810	(420)	650
Deferred income tax expense	7,251	7,683	1,232
Change in payables related to Tax Receivable Agreement	—	(663)	—
Other	(913)	(169)	(735)
Changes in assets and liabilities:
Accounts receivable	17,155	(34,611)	1,067
Accounts receivable - related party	2,547	(1,318)	4,687
Prepaid expenses and other assets	2,363	6,394	2,100
Inventories	(6,186)	(4,622)	(1,166)
Accounts payable	(10,630)	13,337	(4,161)
Accrued liabilities	(6,266)	5,410	1,478
Payments pursuant to tax receivable agreement	(1,092)	—	—
Property tax contingency (1)	—	3,072	—
Net cash provided by operating activities	89,924	67,996	23,583
Cash flows from investing activities:
Investment in property, plant and equipment	(64,388)	(81,411)	(7,271)
Cash received from insurance proceeds	122	1,463	—
Proceeds from disposal of assets	2,263	409	98
Net cash used in investing activities	(62,003)	(79,539)	(7,173)
Cash flows from financing activities:
Share and unit repurchases and retirements	(26,436)	—	(679)
Distribution to unitholders (includes distribution of $6.2 million at $0.45/unit, $5.8 million at $0.42/unit and $1.6 million at $0.12/unit, respectively)	(6,634)	(5,763)	(1,641)
Dividend paid to Class A common stock shareholders	(14,072)	(13,804)	(3,670)
Payments under finance leases	(2,502)	(1,610)	(594)
Payments under insurance premium financing	(1,794)	(1,484)	(414)
Proceeds from stock option exercises	—	6	—
Cancelled shares withheld for taxes from RSU vesting	(1,364)	(1,106)	—
Borrowings under the credit agreement	35,000	11,000	—
Repayment of credit agreement	(13,000)	(3,000)	(7,000)
Payments related to debt issuance costs	(121)	(358)	(30)
Net cash used in financing activities	(30,923)	(16,119)	(14,028)
Net (decrease)/increase in cash and cash equivalents	(3,002)	(27,662)	2,382
Cash and cash equivalents at beginning of period	8,835	36,497	3,451
Cash and cash equivalents at end of period	$5,833	$8,835	$5,833
Non-cash activities
Investing:
Capitalized depreciation in property, plant and equipment	432	555	135
Capitalized stock based compensation	539	386	129
Property and equipment additions incurred but not paid at period-end	1,284	3,173	1,284
Property, plant and equipment additions transferred from inventory	4,780	1,826	2,205
Additions to fixed assets through finance leases	2,012	6,863	—
Financing:
Insurance premium financing	1,520	1,931	—
Cash paid for:
Interest	2,958	249	879
Income taxes	478	370	—

(1)	Property tax contingency represents a reserve related to an unfavorable Texas District Court ruling related to prior period property taxes. The ruling is currently under appeal.

SOLARIS OILFIELD INFRASTRUCTURE, INC AND SUBSIDIARIES

RECONCILIATION AND CALCULATION OF NON-GAAP FINANCIAL AND OPERATIONAL MEASURES

(In thousands)

(Unaudited)

EBITDA AND ADJUSTED EBITDA

We view EBITDA and Adjusted EBITDA as important indicators of performance. We use them to assess our results of operations because it allows us, our investors and our lenders to compare our operating performance on a consistent basis across periods by removing the effects of varying levels of interest expense due to our capital structure, depreciation and amortization due to our asset base and other items that impact the comparability of financial results from period to period. We present EBITDA and Adjusted EBITDA because we believe they provide useful information regarding trends and other factors affecting our business in addition to measures calculated under generally accepted accounting principles in the United States (“GAAP”).

We define EBITDA as net income, plus (i) depreciation and amortization expense, (ii) interest expense and (iii) income tax expense, including franchise taxes. We define Adjusted EBITDA as EBITDA plus (i) stock-based compensation expense and (ii) certain non-cash items and extraordinary, unusual or non-recurring gains, losses or expenses.

EBITDA and Adjusted EBITDA should not be considered in isolation or as substitutes for an analysis of our results of operation and financial condition as reported in accordance with GAAP. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternative to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation of net income to EBITDA and Adjusted EBITDA for each of the periods indicated.

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2023	2022	2023	2023	2022

Net income	$6,959	$7,988	$7,638	$38,775	$33,512
Depreciation and amortization	9,518	8,657	9,179	36,185	30,433
Interest expense, net	912	181	1,057	3,307	489
Income taxes (1)	1,370	1,913	1,305	7,820	7,803
EBITDA	$18,759	$18,739	$19,179	$86,087	$72,237
Property tax contingency (2)	—	—	—	—	3,072
Stock-based compensation expense (3)	1,911	1,427	1,917	7,732	6,092
Loss on disposal of assets	(4)	2,729	746	386	3,754
Impairment on fixed assets (4)	—	—	1,423	1,423	—
Change in payables related to Tax Receivable Agreement (5)	—	(10)	—	—	(663)
Credit losses	650	—	—	810	(420)
Other (6)	6	159	163	255	(290)
Adjusted EBITDA	$21,322	$23,044	$23,428	$96,693	$83,782

1)	Federal and state income taxes.
2)	Property tax contingency represents a reserve related to an unfavorable Texas District Court ruling related to prior period property taxes. The ruling is currently under appeal and we anticipate a ruling to be delivered sometime in the first half of 2024.
3)	Represents stock-based compensation expense related to restricted stock awards and performance-based restricted stock units.
4)	Impairment recorded on certain fixed assets classified as assets held for sale during the three months ended September 30, 2023.
5)	Reduction in liability due to state tax rate change.
6)	Other includes gains on insurance claims and other settlements.

ADJUSTED PRO FORMA NET INCOME AND ADJUSTED PRO FORMA EARNINGS PER FULLY DILUTED SHARE

Adjusted pro forma net income represents net income attributable to Solaris assuming the full exchange of all outstanding membership interests in Solaris LLC not held by Solaris Oilfield Infrastructure, Inc. for shares of Class A common stock, adjusted for certain non-recurring items that the Company doesn't believe directly reflect its core operations and may not be indicative of ongoing business operations. Adjusted pro forma earnings per fully diluted share is calculated by dividing adjusted pro forma net income by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding units of Solaris LLC (“Solaris LLC Units”), after giving effect to the dilutive effect of outstanding equity-based awards.

When used in conjunction with GAAP financial measures, adjusted pro forma net income and adjusted pro forma earnings per fully diluted share are supplemental measures of operating performance that the Company believes are useful measures to evaluate performance period over period and relative to its competitors. By assuming the full exchange of all outstanding Solaris LLC Units, the Company believes these measures facilitate comparisons with other companies that have different organizational and tax structures, as well as comparisons period over period because it eliminates the effect of any changes in net income attributable to Solaris as a result of increases in its ownership of Solaris LLC, which are unrelated to the Company's operating performance, and excludes items that are non-recurring or may not be indicative of ongoing operating performance.

Adjusted pro forma net income and adjusted pro forma earnings per fully diluted share are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation. Presentation of adjusted pro forma net income and adjusted pro forma earnings per fully diluted share should not be considered alternatives to net income and earnings per share, as determined under GAAP. While these measures are useful in evaluating the Company's performance, it does not account for the earnings attributable to the non-controlling interest holders and therefore does not provide a complete understanding of the net income attributable to Solaris. Adjusted pro forma net income and adjusted pro forma earnings per fully diluted share should be evaluated in conjunction with GAAP financial results. A reconciliation of adjusted pro forma net income to net income attributable to Solaris, the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully diluted share are set forth below.

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2023	2022	2023	2023	2022
Numerator:
Net income attributable to Solaris	$4,301	$4,796	$4,934	$24,336	$21,158
Adjustments:
Reallocation of net income attributable to non-controlling interests from the assumed exchange of LLC Interests (1)	2,658	3,192	2,704	14,439	12,354
Loss on disposal of assets	(4)	2,729	746	386	3,754
Impairment on fixed assets (2)	—	—	1,423	1,423	—
Property tax contingency (3)	—	—	—	—	3,072
Change in payables related to Tax Receivable Agreement (4)	—	(10)	—	—	(663)
Credit losses	650	—	—	810	(420)
Other (5)	6	159	163	255	(290)
Incremental income tax expense	(976)	(671)	(1,453)	(4,192)	(3,452)
Adjusted pro forma net income	$6,635	$10,195	$8,517	$37,457	$35,513
Denominator:
Weighted average shares of Class A common stock outstanding	29,024	31,640	29,025	29,693	31,479
Adjustments:
Potentially dilutive shares (6)	15,252	14,968	15,448	15,268	14,979
Adjusted pro forma fully weighted average shares of Class A common stock outstanding - diluted	44,276	46,608	44,473	44,961	46,458
Adjusted pro forma earnings per share - diluted	$0.15	$0.22	$0.19	$0.83	$0.76

(1)	Assumes the exchange of all outstanding Solaris LLC Units for shares of Class A common stock at the beginning of the relevant reporting period, resulting in the elimination of the non-controlling interest and recognition of the net income attributable to non-controlling interests.
(2)	Impairment recorded on certain fixed assets classified as assets held for sale during the three months ended September 30, 2023.
(3)	Property tax contingency represents a reserve related to an unfavorable Texas District Court ruling related to prior period property taxes. The ruling is currently under appeal and we anticipate a ruling to be delivered sometime in the first half of 2024.
(4)	Reduction in liability due to state tax rate change.
(5)	Other includes gains on insurance claims and other settlements.

(6)	Assumes the exchange of all outstanding Solaris LLC Units for shares of Class A common stock and vesting of Restricted stock awards and Performance-based restricted stock awards at the beginning of the relevant reporting periods.

Contacts:

Yvonne Fletcher

Senior Vice President, Finance and Investor Relations

(281) 501-3070

IR@solarisoilfield.com